Exhibit 99.1

Xenetic Biosciences Expands Executive Management Team with Appointment of

James F. Parslow, MBA, CPA as Chief Financial Officer

LEXINGTON, MA – (April 4, 2017) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics, announced today that it has appointed James F. Parslow, MBA, CPA as Chief Financial Officer, effective April 3, 2017.

Mr. Parslow is a seasoned financial executive with over 25 years of experience providing financial and business leadership to the manufacturing, technology, business-to-business e-commerce and clean tech industries. Over the course of his career, Mr. Parslow has demonstrated expertise with strategic planning and operations, budgeting, financial planning and analysis, accessing capital markets, M&A, investor relations, risk management, SOX compliance, and SEC/GAAP reporting.

M. Scott Maguire, Xenetic’s Chief Executive Officer, commented, “Jim brings tremendous experience to our executive management team. His financial leadership and strong business acumen will be instrumental in accelerating the formation and advancement of our corporate development strategy. With Jim’s appointment, we have now added three C-level executives to Xenetic since our Nasdaq listing in late 2016, all of whom we believe will play an instrumental role in delivering value for shareholders. Along these lines, we continue to work to advance our oncology drug candidates through the clinic as well as leverage our proprietary PolyXen™ platform technology, which we believe will drive important catalysts for Xenetic this year.”

“We also want to deeply thank Joseph Frattaroli, CPA, for his hard work and dedication to the Company. Joe has worked with us as a consultant for the past three years. Without his efforts, Xenetic would not have achieved our recent Nasdaq uplisting,” added Mr. Maguire.

Prior to joining Xenetic, Mr. Parslow most recently served as Chief Financial Officer, Treasurer and Secretary of World Energy Solutions, Inc., a publicly-traded business-to-business e-commerce company brokering energy and environmental commodities, from 2006 until the company was acquired by EnerNOC, Inc. in 2015. From 2004 to 2006, Mr. Parslow served as Chief Financial Officer of Spire Corporation, a publicly-traded company engaged in developing, manufacturing and marketing engineered products and services in the areas of photovoltaic solar and biomedical industries worldwide.

Inducement Award under NASDAQ Listing Rule 5635(c)(4)

The Compensation Committee of the Board of Directors granted an equity award to Mr. Parslow as an inducement material to Mr. Parslow’s acceptance of employment with Xenetic. The inducement award consists of a stock option to purchase up to 175,000 shares of Xenetic’s common stock, with a per-share exercise price of $4.57 per share, the closing price of Xenetic’s common stock on the grant date of April 3, 2017. The option will vest and become exercisable over three years, with one-third of the underlying shares vesting on each of the first, second and third year anniversaries of Mr. Parslow’s start date, subject to Mr. Parslow’s continuous service with Xenetic through each vesting date and potential vesting acceleration under certain circumstances. The Compensation Committee granted the inducement award outside of Xenetic’s Equity Incentive Plan as a material inducement to Mr. Parslow's employment in accordance with NASDAQ Listing Rule 5635(c)(4).

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics. Xenetic's proprietary drug development platforms include PolyXen™, which enables next generation biologic drugs by improving their half-life and other pharmacological properties. Xenetic's lead investigational product candidates include oncology therapeutic XBIO-101 (sodium cridanimod) for the treatment of progesterone resistant endometrial cancer (EC), and a polysialylated form of erythropoietin for the treatment of anemia in pre-dialysis patients with chronic kidney disease.

Xenetic is also working together with Shire plc (formerly Baxalta, Baxter Incorporated and Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on Xenetic's PolyXen technology to conjugate polysialic acid (“PSA”) to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Shire is a significant stockholder of the Company, having invested $10 million in the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Shire a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Shire's proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target payments for total potential milestone receipts of up to $100 million plus royalties on sales. Additionally, Xenetic has previously received strategic investments from OPKO Health (Nasdaq: OPK), Serum Institute of India Limited and Pharmsynthez.

Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding our potential for future growth and creation of shareholder value, our anticipated corporate development strategies and the advancement of the clinical development of our oncology drug candidates based upon our PolyXen™ platform technology. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These risks and uncertainties include those described in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed with the Securities and Exchange Commission on March 31, 2017, and subsequent reports that we file with the Securities and Exchange Commission. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements.

Contact:

Jenene Thomas Communications, LLC.

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Source: Xenetic Biosciences, Inc.